UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2013

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of IRIDEX Corporation (the “Company”) granted a restricted stock unit award for up to 220,000 shares of the Company’s common stock under the terms of the Company’s 2008 Equity Incentive Plan, as amended (the “Market Performance Award”), to William M. Moore, the Company’s President and Chief Executive Officer.

The number of shares issuable pursuant to the Market Performance Award will be based upon the Company’s average stock price performance during the two months prior and two months following a vesting event, or the fair market value of the Company’s common stock in the event vesting is triggered by a change of control of the Company. The Market Performance Award will vest upon Mr. Moore’s continuous service as President and Chief Executive Officer of the Company through December 31, 2014 or earlier in the event of Mr. Moore’s termination by the Company’s Board of Directors, termination in connection with a change of control of the Company, death, disability or resignation in connection with a serious health condition affecting members of Mr. Moore’s family.

Any shares that are issued pursuant to the Market Performance Award will also be subject to a restriction on transfer for six months following the issuance of such shares other than in the event of a change of control of the Company, Mr. Moore’s death or disability, or a serious health condition affecting members of Mr. Moore’s family.

The Market Performance Award agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Restricted Stock Unit Award Agreement granted to William M. Moore on March 25, 2013 under the Company’s 2008 Equity Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ JAMES H. MACKANESS
James H. Mackaness Chief Financial Officer and Chief Operating Officer

Date: March 27, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restricted Stock Unit Award Agreement granted to William M. Moore on March 25, 2013 under the Company’s 2008 Equity Incentive Plan, as amended.